EXECUTION COPY

VOTING AGREEMENT

BY AND BETWEEN

AT&T INC.

AVENUE AIV US, L.P.

AVENUE INVESTMENTS, L.P.

AND

AVENUE SPECIAL SITUATIONS FUND IV, L.P.

Dated as of August 1, 2012

VOTING AGREEMENT

This VOTING AGREEMENT (this “Agreement”) is entered into as of August 1, 2012, between AT&T Inc., a Delaware corporation (“Parent”) and each of the undersigned (the “Stockholders”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, each of the Stockholder holds and is entitled to vote (or to direct the voting of) the number of shares of voting common stock, par value $0.007 per share (the “Voting Common Shares”), of NextWave Wireless Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule I hereto (such Voting Common Shares, together with any other Voting Common Shares the voting power of which is acquired by such Stockholder during the period from the date hereof through the date on which this Agreement is terminated in accordance with its terms (such period, the “Voting Period”), are collectively referred to herein as the “Subject Shares”);

WHEREAS, the Company, Parent, and Rodeo Acquisition Sub Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Sub”) are concurrently entering into an agreement and plan of merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which Merger Sub shall be merged with and into the Company, with the Company continuing as the surviving corporation thereafter (the “Merger”);

WHEREAS, the adoption of the Merger Agreement requires the affirmative vote of the holders of a majority in voting power of the outstanding Voting Common Shares;

WHEREAS, Parent and certain other holders of Voting Common Shares have entered into voting agreements, dated as of the date hereof and in the same form as this Agreement (the “Other Voting Agreements”); and

WHEREAS, as an inducement to Parent’s willingness to enter into the Merger Agreement and consummate the transactions contemplated by the Note Purchase Agreements, the Stockholders are entering into this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1

Capitalized Terms.  For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Merger Agreement; provided, however, that no amendment or modification to any such term shall amend or modify its meaning for purposes hereof without the prior written consent of Stockholders.

ARTICLE II
VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.1

Agreement to Vote the Subject Shares.  Each of the Stockholders hereby agrees that, during the Voting Period, at any duly called meeting of the stockholders of the Company (or any adjournment or postponement thereof) such Stockholder shall, if a meeting is held, appear at the meeting, in person or by proxy, or otherwise cause its Subject Shares to be counted as present thereat for purposes of establishing a quorum, and it shall vote (or cause to be voted), in person or by proxy, all its Subject Shares:

(a)

in favor of a proposal to adopt the Merger Agreement and the transactions contemplated thereby and any other proposal related to the consummation of the Merger;

(b)

against any action or agreement that would reasonably be expected to impede or interfere with or would reasonably be expected to discourage the consummation of the Merger; and

(c)

against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement.

Section 2.2

Grant of Irrevocable Proxy.  If requested by Parent, each of the Stockholders shall appoint Parent and any designee of Parent, and each of them individually, as such Stockholder’s proxy, with full power of substitution and resubstitution, to vote during the Voting Period with respect to any and all of the Subject Shares on the matters and in the manner specified in Section 2.1.  Each of the Stockholders shall take such further action or execute such other instruments as may be reasonably necessary to effectuate the intent of any such proxy.  Each of the Stockholders affirms that any irrevocable proxy given by it with respect to the Merger Agreement and the transactions contemplated thereby shall be given to Parent by the Stockholder to secure the performance of the obligations of such Stockholder under this Agreement.  It is agreed that Parent (and its officers on behalf of Parent) will use the irrevocable proxy that may be granted by each of the Stockholders only in accordance with applicable Law and only if such Stockholder fails to comply with Section 2.1 and that, to the extent Parent (and its officers on behalf of Parent) uses any such irrevocable proxy, it will only vote the Subject Shares subject to such irrevocable proxy with respect to the matters specified in, and in accordance with the provisions of, Section 2.1.

Section 2.3

Nature of Irrevocable Proxy.  Any proxy granted pursuant to Section 2.2 to Parent by any of the Stockholders shall be irrevocable during the term of this Agreement, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy and shall revoke any and all prior proxies granted by the Stockholders.  Any proxy that may be granted hereunder shall terminate upon the termination of this Agreement.

ARTICLE III
COVENANTS

Section 3.1

Subject Shares.

(a)

Each of the Stockholders agrees that (i) from the date hereof until the Closing Date, it shall not, without Parent’s prior written consent, offer for sale, sell (including short sales), transfer, tender, pledge, encumber, assign or otherwise dispose of (including by gift) (collectively, a “Transfer”), or enter into any contract, option, derivative, hedging or other agreement or arrangement or understanding (including any profit-sharing arrangement) with respect to, or consent to, a Transfer of, any or all of the Subject Shares; and (ii) during the Voting Period it shall not, without Parent’s prior written consent, grant any proxies or powers of attorney with respect to any or all of the Subject Shares or agree to vote the Subject Shares on any matter or divest itself of any voting rights in the Subject Shares.

(b)

In the event of a stock dividend or distribution, or any change in the Subject Shares by reason of any stock dividend or distribution, split-up, recapitalization, combination, conversion, exchange of shares or the like, the term “Subject Shares” shall be deemed to refer to and include the Subject Shares as well as all such stock dividends and distributions and any securities into which or for which any or all of the Subject Shares may be changed or exchanged or which are received in such transaction.

Section 3.2

Stockholder’s Capacity; Stockholder Designees.  All agreements and understandings made herein shall be made solely in each Stockholder’s capacity as a holder of the Subject Shares and not in any other capacity.  Each of the Stockholders agrees that it will not (i) solicit, initiate, encourage, knowingly facilitate or induce any inquiry with respect to or that could reasonably be expected to lead to, or the making or submission of, any Company Alternative Proposal, (ii) participate in any discussions or negotiations (except with Parent and its Affiliates and their Representatives and other persons permitted by Parent) regarding, or furnish to any person any nonpublic information relating or with respect to, any Company Alternative Proposal, or in response to any inquiries or proposals that could reasonably be expected to lead to any Company Alternative Proposal, (iii) engage in discussions or negotiations with any person (except with Parent and its Affiliates and their Representatives and other persons permitted by Parent) with respect to any Company Alternative Proposal or (iv) enter into any letter of intent or similar document or any agreement or commitment providing for, any Company Alternative Proposal.  For the avoidance of doubt, the parties acknowledge that if the Stockholders have a nominee or affiliate on the Company’s board of directors, the parties agree that (i) such nominee(s) or affiliate(s) of the Stockholders on the Company’s board of directors (each, a “Stockholder Designee”) shall be free to act in their capacities as directors of the Company solely in accordance with their duties to the Company and its stockholders, (ii) nothing herein shall prohibit or restrict any Stockholder Designee from taking any action in facilitation of the exercise of his or her fiduciary duties pursuant to and in accordance with Section 5.3 of the Merger Agreement or otherwise and (iii) no action taken by a Stockholder Designee acting in his or her capacity as a director of the Company shall be deemed to be a breach by the Stockholder of this Agreement.

Section 3.3

Voting Trusts.  Each of the Stockholders agrees that it will not, nor will it permit any entity under its control to, deposit any of its Subject Shares in a voting trust or subject any of its Subject Shares to any arrangement with respect to the voting of such Subject Shares other than as provided herein.

Section 3.4

Additional Agreements of Stockholder.  Each of the Stockholders hereby:

(a)

irrevocably waives, and agrees not to exercise, any rights of appraisal or rights of dissent with respect to the Merger and the Merger Agreement that Stockholder may have now or at any time with respect to the Subject Shares; and

(b)

agrees not to commence, join in, or otherwise voluntarily participate or cooperate in, and agrees to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against Parent, Merger Sub, the Company, the Surviving Corporation, or any of their respective officers, directors or successors (i) challenging the validity of, or seeking to enjoin the operation of, any provision of the Merger Agreement, or (ii) alleging a breach of any fiduciary duty of any person in connection with the negotiation and entry into the Merger Agreement.

Section 3.5

Other Transaction Agreements.  Parent represents and warrants as of the date hereof that it has not entered into any Contract with the Company or its Subsidiaries necessary for the Closing relating to the Merger, other than the agreements listed in its letter to the Stockholder dated as of the date hereof.  Parent agrees that it shall not enter into any amendment to the Merger Agreement that is materially adverse to the Stockholders, in each case, without first receiving prior written consent of the Stockholders holding a majority of the Common Stock subject to this Agreement and the Other Voting Agreements, on a combined basis.  For purposes of this Section 3.5, any decrease in the per-share Merger Consideration (other reductions to the Contingent Payment Rights pursuant to the terms thereof) shall be deemed to be materially adverse to the Stockholder.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF STOCKHOLDER

Each of the Stockholders hereby represents and warrants to Parent, severally, but not jointly, as follows:

Section 4.1

Due Organization, etc.  Each Stockholder is a limited partnership duly organized and validly existing under the Laws of the jurisdiction of its organization. Each of the Stockholders has all necessary power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this

Agreement and the consummation of the transactions contemplated hereby by each of the Stockholders has been duly authorized by all necessary action on the part of each of the Stockholders. This Agreement has been duly executed and delivered by each of the Stockholders and (assuming the due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of each of the Stockholders, enforceable against each of the Stockholders in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 4.2

Ownership of Shares.  Schedule I hereto sets forth opposite each of the Stockholder’s name the Voting Common Shares over which the Stockholder has record and beneficial ownership as of the date hereof. As of the date hereof, each of the Stockholders is the lawful owner of the Voting Common Shares denoted as being owned by such Stockholder on Schedule I hereto and has the sole power to vote or cause to be voted such shares or shares power to vote or cause to be voted such shares solely with one or more other persons.  As of the date hereof, each of  the Stockholders owns or holds the right to acquire the additional shares of voting capital stock of the Company and other securities of the Company or any interests therein set forth on Schedule I.  Each of the Stockholders has good and valid title to the Voting Common Shares denoted as being owned by such Stockholder on Schedule I hereto, free and clear of any and all pledges, mortgages, liens, charges, proxies, voting agreements, encumbrances, adverse claims, options, security interests and demands of any nature or kind whatsoever, other than (i) those created by this Agreement, (ii) those existing under applicable securities laws, or (iii) as set forth on Schedule I hereto.

Section 4.3

No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by any of the Stockholders and (b) none of the execution and delivery of this Agreement by any of the Stockholders, the consummation by any of the Stockholders of the transactions contemplated hereby or compliance by any of the Stockholders with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of any of the Stockholders, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which any Stockholder is a party or by which any of the Stockholders or any of the Subject Shares or its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair such Stockholder’s ability to perform its obligations under this Agreement.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF PARENT

Parent hereby represents and warrants to the Stockholders as follows:

Section 5.1

Due Organization, etc.  Parent is a Delaware corporation duly organized and validly existing under the Laws of the jurisdiction of its organization. Parent has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Parent have been duly authorized by all necessary action on the part of Parent. This Agreement has been duly executed and delivered by Parent and (assuming the due authorization, execution and delivery by the Stockholders) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, except to the extent enforcement is limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and by general equitable principles.

Section 5.2

No Conflicts.  (a) No filing with any Governmental Entity, and no authorization, consent or approval of any other person is necessary for the execution of this Agreement by Parent and (b) none of the execution and delivery of this Agreement by Parent, the consummation by Parent of the transactions contemplated hereby or compliance by Parent with any of the provisions hereof shall (i) conflict with or result in any breach of the organizational documents of Parent, (ii) result in, or give rise to, a violation or breach of or a default under any of the terms of any material contract, understanding, agreement or other instrument or obligation to which Parent is a party or by which Parent or any of its assets may be bound or (iii) violate any applicable order, writ, injunction, decree, judgment, statute, rule or regulation, except for any of the foregoing as would not reasonably be expected to materially impair Parent’s ability to perform its obligations under this Agreement.

Section 5.3

Availability of Funds.  Parent hereby affirms and makes herein to the Stockholders the representations and warranties set forth in Section 4.7 of the Merger Agreement, which representations and warranties are, in their entirety, incorporated herein by reference.

ARTICLE VI
TERMINATION

Section 6.1

Termination.  This Agreement shall automatically terminate, and neither Parent nor any of the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect upon the earliest to occur of:  (a) the mutual written consent of Parent and each of the Stockholders; (b) the receipt of the Company Stockholder Approval; provided, however, that the provisions of Section 3.1(a)(i) of this Agreement shall survive the automatic termination of this Agreement pursuant to this Section 6.1(b) and remain in full force and effect until the Closing Date; (c) date of termination of the Merger Agreement in accordance with its terms; and (d) the date of any material modification, waiver or amendment of the Merger Agreement that reduces the Merger Consideration pursuant to the Merger Agreement as in effect on the date hereof.  The termination of this Agreement shall not prevent either Parent or the Stockholders from seeking any remedies (at law or in equity) against any of the Stockholders or Parent, respectively, the other party or relieve either party from liability for such party’s willful and material breach of any terms of this Agreement.

Notwithstanding anything to the contrary herein, the provisions of Article VII shall survive the termination of this Agreement.

ARTICLE VII
MISCELLANEOUS

Section 7.1

Publication.  The Stockholder hereby permits the Company and Parent to publish and disclose in the Company Disclosure Schedule the Stockholder’s identity and ownership of Voting Common Shares and the nature of its commitments, arrangements and understandings pursuant to this Agreement.

Section 7.2

Further Actions.  Each of the parties hereto agrees to take any all actions and to do all things reasonably necessary or appropriate to effectuate this Agreement.

Section 7.3

Fees and Expenses.  As between the parties, except as provided elsewhere expressly in this Agreement, whether or not the Merger is consummated, all costs and expenses (including the fees and expenses of investment bankers, accountants and counsel) incurred in connection with the Merger, this Agreement and the transactions contemplated hereby shall be paid by the party incurring or required to incur such expenses.

Section 7.4

Amendments, Waivers, etc.  This Agreement may not be amended, changed, supplemented, waived or otherwise modified, except upon the execution and delivery of a written agreement executed by each of the parties hereto. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

Section 7.5

Notices.  Any notice, request, instruction or other document required to be given hereunder shall be sufficient if in writing, and sent by confirmed facsimile transmission (provided that any notice received by facsimile transmission or otherwise at the addressee’s location on any business day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next business day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

If to Parent, to

AT&T Inc.

208 S. Akard St., Suite 3702

Dallas, Texas 75202

Facsimile:

(214) 746-2103

Attention:

Wayne Watts

Senior Executive Vice President and General Counsel

with a copy to (which shall not constitute notice):

Sullivan & Cromwell LLP

1888 Century Park East, Suite 2100

Los Angeles, California 90067

Facsimile:

(310) 712-8890

Attention:

Eric M. Krautheimer

If to the Stockholders:

Avenue Capital Group

535 Madison Avenue

15th Floor,

New York, New York 10022

with a copy to (which shall not constitute notice):

O’Melveny & Myers LLP

1999 Avenue of the Stars, 7th Floor

Los Angeles, CA 90067

Attention:  David J. Johnson, Jr.

Michael J. Stanton

Facsimile:  (310) 246-6779

or to such other person or address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated, personally delivered or mailed.  Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five (5) business days after the notice is given, whichever is later.  Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 7.6

Headings.  Headings of the Articles and Sections of this Agreement are for convenience of the parties only, and shall be given no substantive or interpretive effect whatsoever.

Section 7.7

Severability.  The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.  If any provision of this Agreement, or the application of such provision to any person or any circumstance, is invalid or unenforceable (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application of such provision, in any other jurisdiction.

Section 7.8

Entire Agreement; Assignment.  This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding two sentences, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

Section 7.9

Parties in Interest.  Subject to Section 3.2, Parent and each of the Stockholders hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations and warranties set forth herein.  The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto.  Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 7.4 without notice or liability to any other person.  In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto.  Consequently, persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 7.10

Interpretation.  When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein.  The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.  Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented in accordance with the terms hereof, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein.  References to a person are also to its permitted successors and assigns.  Each of the parties has participated in the drafting and negotiation of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement must be construed as if drafted by all the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of authorship of any of the provisions of this Agreement.

Section 7.11

Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF TO THE EXTENT THAT SUCH PRINCIPLES WOULD DIRECT A MATTER TO ANOTHER JURISDICTION.

Section 7.12

Specific Performance.  The parties acknowledge that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy and that, in addition to other rights or remedies, the parties shall be entitled to seek enforcement of any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent breaches or threatened breaches of any of the provisions of this Agreement, without the necessity of proving the inadequacy of monetary damages as a remedy.

Section 7.13

Submission to Jurisdiction.  The parties hereby irrevocably submit to the personal jurisdiction of the Court of Chancery of the State of Delaware, or, if the Chancery Court declines jurisdiction, the United States District Court for the District of Delaware or the courts of the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with relating to such action, suit or proceeding shall be heard and determined in such courts.  The parties hereby consent to and grant any such court jurisdiction over the person of such parties and, to the extent permitted by law, over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.5 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

Section 7.14

Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.

EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.14.

Section 7.15

Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by facsimile or otherwise) to the other parties.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, Parent and the Stockholder have caused this Agreement to be duly executed as of the day and year first above written.

AT&T INC.
By:	/s/ Rick L. Moore
Name: Rick L. Moore
Title: SVP-Corporate Development

[Signature Page to Voting Agreement - Avenue Capital Group]

AVENUE AIV U.S., L.P.

By:

Avenue AIV US Genpar, LLC its general partner

By:  /s/ Sonia Gardner

Name:  Sonia Gardner

Title:

Member

AVENUE INVESTMENTS, L.P.

By:

Avenue Partners, LLC, its general partner

By: /s/ Sonia Gardner

Name:  Sonia Gardner

Title:

Member

AVENUE SPECIAL SITUATIONS FUND IV, L.P.

By:

Avenue Capital Partners IV, LLC, its general partner

By:

GL Partners IV, LLC, its managing member

By: /s/ Sonia Gardner

Name:  Sonia Gardner

Title:

Member

[Signature Page to Voting Agreement - Avenue Capital Group]

Schedule I
Ownership of Voting Common Shares

Name and Address of the Stockholder	Number of Voting Common Shares

Avenue AIV US, L.P. 399 Park Avenue New York, NY 10022	3,909,431
Avenue Investments, L.P. 399 Park Avenue New York, NY 10022	12,081
Avenue Special Situations Fund IV, L.P. 399 Park Avenue New York, NY 10022	155,283